[file-stamped as follows: FILED in the office of the Secretary of State of the State of Nevada, LLC 71-1997, Apr 08 1997]

                          FIRST AMENDMENT TO THE
           CERTIFICATE OF DESIGNATIONS OF SERIES A PREFERRED STOCK
                                   OF
                              EYEMAKERS, INC.

                            March 28, 1997

     Pursuant to Section 78.195 of the Nevada Revised Statutes, we the undersigned officers of Eyemakers, Inc., a Nevada Corporation (the "Company"), do hereby certify that 1,000,000 shares of the 5,000,000 Shares of Preferred Stock, $.001 par value per Share, authorized by the Amended Articles of Incorporation which was filed with the Nevada Secretary of State on December 4, 1996 and which which was designated Series A Preferred
Stock (the "Shares") and which shall be amended to contain the following designations and preferences:

Series A Preferred Stock

     The Series A Preferred Stock has been authorized by the Board of Directors of the Company as a new series of Preferred Stock. So long as any Series A Preferred Stock is outstanding, the Company is prohibited from issuing any series of stock having rights senior to the Series A Preferred Stock ("Senior Stock") without the approval of the holders of 66 2/3% of the outstanding Series A Preferred Stock. Additionally, so long as any Series A Preferred Stock is outstanding, the Company may not, without the approval of the holders of at least 50% of the outstanding Series A Preferred Stock, issue any series of stock ranking on parity with the Series A Preferred Stock ("Parity Stock") as to dividend or liquidation rights, or having a right to vote on matters as to which the Series A Preferred Stock is not entitled to vote, or if the Company's stockholder equity (as defined) is less than the total liquidation preferences of all outstanding Series A Preferred Stock.

     Dividends. Holders of shares of Series A Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors out of funds at the time legally available therefor, cash dividends at an annual rate of 8% and no more, payable annually in arrears, commencing January 1, 1999. Dividends will accrue and be cumulative from the date of first issuance of the Series A Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors.

     Unless a class or series of Senior Stock or Parity Stock is authorized as described above, the Series A Preferred Stock will be senior as to dividends to any series or class of the Company's stock hereafter issued, and if at any time the Company has failed to pay or declare and set apart for payment accrued and unpaid dividends on the Series A Preferred Stock, the Company may not pay any other dividends. The Series A Preferred Stock will have priority as to dividends over the Common Stock and any series or class of the Company's stock hereafter issued, and no dividend (other than dividends payable solely in Common Stock or any other series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Series A Preferred Stock) may be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Company of, any Common Stock or other stock unless all accrued and unpaid dividends on the Series A Preferred

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Stock have been paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, all accrued and unpaid dividends for all prior periods on the Series A Preferred Stock; and the Company may not pay dividends on the Preferred Stock unless it has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, all accrued and unpaid dividends for all prior periods on any outstanding Parity Stock. Whenever all accrued dividends are not paid in full on the Preferred Stock or any Parity Stock, all dividends declared on the Preferred Stock and any such Parity Stock will be declared or made pro rata so that the amount of dividends declared per share on the Preferred Stock and any such Parity Stock will bear the same ratio amount of dividends declared per share on the Preferred Stock and any such Parity Stock will bear the same ratio that accrued and unpaid dividends per share on the Preferred Stock and such Parity Stock bear to each other.

     The amount of dividends payable for the initial dividend period and any period shorter than a full dividend period will be computed on the basis of a 360 day year. No interest will be payable in respect of any dividend payment on the Series A Preferred Stock which may be in arrears.

Preference

     On the dissolution, liquidation, or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to receive, before any payment shall be made to the holders of Common Stock, the sum of one dollar and fifty cents ($1.50) per share together with, in all cases, all past accumulated and unpaid dividends. The consolidation or merger of the Company at any time, or from time to time, with any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, shall not be construed as a dissolution, liquidation, or winding up of the Company within the meaning of these provisions.

     After payment of the full preferential amounts previously mentioned, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of the assets or funds of the Company, and the remaining assets and funds of the Company shall be divided and distributed among the holders of the Common Shares then outstanding according to their respective interest.

Redemption Clause

     The Company, at the option of the Board of Directors, may at any time after December 31, 1998 redeem the whole or any part, of the Series A Preferred Shares outstanding by paying in cash the sum of $1.50 per Share, plus all dividends accrued, unpaid, and accumulated as provided in these provisions to and including the date of redemption ("redemption price") and by giving to each Series A Preferred shareholder of record at his or her last known address, as shown on the records of the Company, at least thirty but not more than sixty days prior notice personally or in writing, by mail, postage prepaid, stating the class or series or part of any class or series of shares to be redeemed and the date and plan of redemption, the redemption price, and the place where each shareholder may obtain payment of the redemption price on surrender of his or her respective Share certificates ("redemption notice"). Should only a part of the outstanding Series A Preferred Shares be redeemed,

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the redemption shall be affected by lot, or pro rata, as prescribed by the
Board of Directors. On or after the date fixed for redemption, each holder of Shares called for redemption shall surrender his or her certificate for those Shares to the Company at the place designated in the redemption notice and shall then be entitled to receive payment of the redemption price. Should less than all the Shares represented by any surrender certificate be redeemed, a new certificate for the unredeemed Shares shall be issued. If the redemption notice is duly given and if sufficient funds for the redemption are available on the date fixed for redemption, then, whether or not the certificates that evidence the Shares to be redeemed are surrendered, all rights with respect to the Shares shall terminate on the date fixed for redemption, except for the right of the holders to receive the redemption price, without interest, on surrender of their certificate for the Shares.

     If, on or prior to any date fixed for redemption of Series A Preferred Shares as provided in this provision, the Company deposits with an escrow agent of its choice to and as transfer agent for the Company, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption of Series A Preferred Shares, the Shares called for redemption, with irrevocable instructions and authority to the bank or trust company to publish the notice of redemption of Series A Preferred Shares, or to complete the publication if previously commenced, and to pay, or and after the date fixed for redemption or prior to that date, the redemption price of the Shares to their respective holders on surrender of their Share certificates, then from and after the date of the deposit, even though that date may be prior to the date fixed for redemption, the Shares so called be deemed to be redeemed and dividends on those Shares shall cease to accrue after the date fixed for redemption. The deposit shall be deemed to constitute full payment of the Shares to their holders and from and after the date of the deposit the Shares shall be deemed to be no longer outstanding, and the holders of those Shares shall cease to be shareholders with respect to those Shares and shall have no rights with respect to them, except the right to receive from the bank or trust company payment of the redemption price of the Shares, without interest, on surrender of their certificates for the Shares.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series A Preferred Stock are entitled to receive the liquidation preference of $1.50 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock, or any series or class of the Company's stock hereafter issued that ranks junior as to liquidation rights to the Series A Preferred Stock. The holders of Preferred Stock and any Parity Stock hereafter issued that rank on a parity as to liquidation rights with the Series A Preferred Stock will be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Series A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

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Conversion Rights of Series A Preferred Stock.

       Automatic Conversion. If at any time after the initial issuance thereof the closing price of the Common Stock is reported on the NASD Bulletin
Board (or the closing sale price as reported on any national securities exchange on which the Common Stock is then listed), shall, for a period of 10 consecutive trading days, exceed $5.00, then effective as of the closing of business on the tenth such trading day, all shares of Series A Preferred Stock then outstanding and all accrued and undeclared dividends thereon shall immediately and automatically without further notice be converted into shares of Common Stock at a rate of $1.50 per share.

     Optional Conversion. At any time after the initial issuance of the Series A Preferred Stock and prior to the redemption thereof, the holder of any shares of Series A Preferred Stock will have the right, at the holder's option, to convert any or all such shares and all accrued and undeclared dividends thereon into shares of Common Stock which Conversion Price may be decreased as described below. The amount which shall be convertible at the Conversion Price shall be the total of the liquidation preference ($1.50 per share of Series A Preferred Stock) plus all accrued and undeclared dividends through the end of the calendar month in which the conversion is effected. If the Series A Preferred Stock has been called for redemption, the conversion right shall terminate at the close of business on the last business day prior to the date fixed for redemption (unless the Company defaults in the payment of the redemption price.)

     Fractional shares of common stock will be rounded to the nearest full share upon conversion. The Conversion Price will be subject to adjustment in certain events, including: subdivisions or combinations of the Common Stock; or the distribution to all holders of Common Stock of evidences of indebtedness of the Company, cash (excluding ordinary cash dividends), other assets or rights or Warrants to subscribe for or purchase any securities. No adjustment in the Conversion Price will be required to be made until cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted; however, any adjustment not made shall be carried forward.

     The Company from time to time may decrease the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such decrease. The Company may, at its option, make such decreases in the Conversion Price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for Common Stock or from any event treated as such for income tax purposes.

     In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other person, any merger of any person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other properties, then provisions shall be made that the holder of such share of Preferred Stock then outstanding shall have the right thereafter, during the period such share of

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Preferred Stock shall be convertible, to convert such share into the kind and amount of securities, cash or other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale transfer or share exchange.

     Other Provisions. The shares of Series A Preferred Stock, when issued as described in this Certificate of Designations will be duly and validly issued, fully paid and nonassessable.

     Voting Rights. The holders of the Series A Preferred Stock will have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Series A Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no voting rights.

     So long as any Series A Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66 2/3% of all outstanding shares of Series A Preferred Stock, voting separately as a class, (i) amend, alter or repeal any provision of the Certificate or the Bylaws of the Company so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Company or
(iii) effect any reclassification of the Series A Preferred Stock.

     So long as any Series A Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 50% of all outstanding shares of Series A Preferred Stock, voting separately as a class,
(i) authorize, issue, or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series, ranking on parity with the Series A Preferred Stock as to dividends or liquidation and having superior voting rights, or (ii) incur indebtedness or authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking on parity with the Series A Preferred Stock as to dividend or liquidation rights if, immediately following such event, Adjusted Stockholder's Equity is less than the aggregate liquidation preferences of all Series A Preferred Stock and stock ranking senior to or on parity with the Series A Preferred Stock as to liquidation. Adjusted Stockholder's Equity is the Company's stockholder's equity as shown on its most recent balance sheet, increased by (a) any amount of any liability or other reduction in stockholder's equity attributable to the Series A Preferred Stock and each series of stock senior to or on with parity with the Series A Preferred Stock as to liquidation and (b) the net proceeds of any equity financing since the date of the balance sheet, reduced by any reduction in stockholder's equity resulting from certain dispositions of assets since the date of the balance sheet.


/s/ WAYNE ALLISON                       /s/ DARRELL R. JOLLEY
Wayne Allison, President                Darrell R. Jolley, Secretary

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                  ACKNOWLEDGMENT


STATE OF TEXAS      )
                    )  ss.
COUNTY OF DALLAS    )


     On this the 2nd day of April, 1997, before me, the undersigned Notary Public, personally appeared Wayne Allison, known to me to be the President of Eyemakers, Inc., a Nevada Corporation, the corporation which executed the attached instrument, and who executed same on behalf of said corporation, freely and voluntarily and for the uses and purposes therein mentioned.


                                   /s/ LISA M. JONES
                                   Notary Public

[notary stamp as follows: Lisa M. Jones, my commission expires April 26, 2000]



                  ACKNOWLEDGMENT


STATE OF TEXAS      )
                    )  ss.
COUNTY OF DALLAS    )


     On this the 2nd day of April, 1997, before me, the undersigned Notary Public, personally appeared Darrell R. Jolley, known to me to be the Secretary of Eyemakers, Inc., a Nevada Corporation, the corporation which executed the attached instrument, and who executed same on behalf of said corporation, freely and voluntarily and for the uses and purposes therein mentioned.


                                   /s/ LISA M. JONES
                                   Notary Public

[notary stamp as follows: LISA M. JONES, my commission expires, April 26, 2000]

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